Exhibit 10.2

FUND ACCOUNTING SERVICING AGREEMENT

THIS AGREEMENT is made and entered into as of the last date written on the signature page below, by and between BCPC ADVISORS, LP a Delaware limited partnership (the “Administrator”), and U.S. BANCORP FUND SERVICES, LLC, a Wisconsin limited liability company (“USBFS”).

WHEREAS, the Administrator, pursuant to an Administration Agreement, serves as the administrator to Bain Capital Private Credit (the “Fund”), which is a closed-end management investment company that has elected to be regulated as a business development company under the Investment Company Act of 1940, as amended (the “1940 Act”);

WHEREAS, in connection with the provision of administrative services to the Fund, the Administrator has responsibility over the accounting-related function for the Fund;

WHEREAS, the Administrator desires to retain USBFS to provide accounting services with respect to the Fund and to aid the Administrator in connection with its responsibility for the Fund’s accounting-related function; and

WHEREAS, USBFS is willing to provide accounting services with respect to the Fund and to aid the Administrator in connection therewith on the terms and conditions hereafter set forth.

NOW, THEREFORE, in consideration of the promises and mutual covenants herein contained, and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto, intending to be legally bound, do hereby agree as follows:

1.	Engagement of USBFS

The Administrator hereby engages USBFS to provide the accounting services specified herein and to aid it in connection with its responsibility for the Fund’s accounting-related function on the terms and conditions set forth in this Agreement, and USBFS hereby accepts such engagement and agrees to perform the services and duties set forth in this Agreement.

2.	Services and Duties of USBFS

USBFS shall provide the following fund accounting services for the Fund:

A.	Portfolio Accounting Services:

(1)

Maintain portfolio records on a trade date+1 basis using security trade information communicated from the Administrator and/or the Fund. (For the avoidance of doubt, the reporting will be produced on a trade date basis.)

(2)

As of the end of each of the Fund’s fiscal years and first three fiscal quarters (each such date is referred to herein as a “valuation date”), obtain prices from a pricing source approved by the Board of Trustees of the Fund (the “Board of Trustees” or the “Trustees”) and apply those prices to the portfolio positions. For those securities where market quotations are not readily available, the Board of Trustees shall provide, in good faith, the fair value for such securities.

(3)	Identify and record interest and dividend accrual balances and various fee income as of each valuation date and calculate gross earnings on investments for the accounting period.

(4)

Determine gain/loss on security sales and identify them as short-term or long-term; account for periodic distributions of gains or losses to shareholders and maintain undistributed gain or loss balances as of each valuation date.

B.	Expense Accrual and Payment Services:

(1)	For each valuation date, calculate and/or record the expense accrual amounts as directed by the Administrator and/or the Fund as to methodology, rate or dollar amount.

(2)	Record payments for expenses or changes in accruals upon receipt of written authorization from the Administrator and/or the Fund.

(3)	Account for expenditures and maintain expense accrual balances at the level of accounting detail, as agreed upon by USBFS and the Administrator and/or the Fund.

(4)	Provide expense accrual and payment reporting.

C.	Fund Valuation and Financial Reporting Services:

(1)	Account for Fund share repurchases, tenders, sales, exchanges, transfers, dividend reinvestments, and other Fund share activity as reported by the Fund’s transfer agent on a timely basis.

(2)	Apply equalization accounting as directed by the Administrator and/or the Fund.

(3)

Determine net investment income (earnings) for the Fund as of each valuation date. Account for periodic distributions of earnings to shareholders by share class and maintain undistributed net investment income balances as of each valuation date.

(4)	Maintain a general ledger and other accounts, books, and financial records for the Fund in the form as agreed upon.

(5)

Calculate the net asset value of the Fund, including management fee and incentive fee calculation, according to the accounting policies and procedures set forth in the prospectus (the “Prospectus”) included in the Fund’s registration statements filed under the Securities Act of 1933 and/or Securities Exchange Act of 1934 and the Fund’s valuation policies and procedures, or other operative documents.

(6)

On a monthly basis, calculate per share net asset value, per share net earnings, and other per share amounts per share class reflective of Fund operations as of each valuation date and at such time as requested by the Administrator and/or the Fund.

(7)	Communicate, at an agreed upon time, the per share price for each share class for each valuation date to parties as agreed upon from time to time.

(8)	Prepare monthly reports that document the adequacy of accounting detail to support month-end ledger balances.

D.	Tax Accounting Services:

(1)	Maintain accounting records for the investment portfolio of the Fund to support the tax reporting required for Internal Revenue Service defined regulated investment companies.

(2)	Maintain tax lot detail for the Fund’s investment portfolio.

(3)	Calculate taxable gain/loss on security sales using the tax lot relief method designated by the Administrator and/or the Fund.

(4)	Provide the necessary financial information to support the taxable components of income and capital gains distributions to the Fund’s transfer agent to support tax reporting to the shareholders.

E.	Compliance Control Services:

(1)

Support reporting to regulatory bodies and support financial statement preparation by making the Fund’s accounting records available to the Fund, the Securities and Exchange Commission (the “SEC”), and the Fund’s outside auditors.

(2)	Maintain accounting records according to the 1940 Act and regulations provided thereunder.

(3)

Assist the Fund’s Chief Executive Officer and Chief Financial Officer in connection with establishing and maintaining internal control over financial reporting (as defined in Rules 13a-15(f) and 15-d(f) under the Securities Exchange Act of 1934 (the “1934 Act”)) for the Fund.

(4)

In order to assist the Fund in satisfying the requirements of Rule 38a-1 under the 1940 Act (the “Rule”), USBFS will provide the Fund’s Chief Compliance Officer with reasonable access to USBFS’ fund records relating to the services provided by it under this Agreement, and will provide quarterly compliance reports and related certifications regarding any Material Compliance Matter (as defined in the Rule) involving USBFS that affect or could affect the Fund.

(5)

Cooperate with the Fund’s independent registered public accounting firm and take all reasonable action in the performance of its obligations under this Agreement to ensure that the necessary information is made available to such firm for the expression of its opinion on the Fund’s financial statements without any qualification as to the scope of its examination.

F.	USBFS will perform the following accounting functions on a monthly basis:

(1)	Reconcile cash and investment balances of the Fund with the Fund’s custodian, and provide the Fund with the beginning cash balance available for investment purposes.

(2)	Reconcile positions, and income accruals between USBFS’ accounting records and the Fund’s internal records.

(3)	Transmit or mail a copy of the portfolio valuation to the Fund.

G.	In addition, USBFS will:

(1)	Prepare monthly security transactions listings.

(2)	Supply various statistical data as requested by the Administrator and/or the Fund on an ongoing basis.

(3)

Prepare a final monthly reconciliation between the Fund’s cash and positions in the portfolio in addition to the total profit and loss for the period as held on USBFS’s accounting records and the Fund’s internal records.

(4)	Pay Fund expenses upon written authorization from the Fund.

(5)	Facilitate creation of monthly Audit Committee net asset valuation reporting package.

3.	License of Data; Warranty; Termination of Rights

A.

The valuation information and valuations being provided to the Administrator and the Fund by USBFS pursuant hereto (collectively, the “Data”) is being licensed, not sold, to the Administrator and the Fund. The Administrator and the Fund have a limited license to use the Data only for purposes necessary to valuing the Fund’s assets and reporting to regulatory bodies and the Fund’s stockholders (the “License”). The Administrator and the Fund do not have any license nor right to use the Data for purposes beyond the intentions of this Agreement including, but not limited to, resale to other users or use to create any type of historical database. The License is non-transferable and not sub-licensable. The Adminstrator and Fund’s right to use the Data cannot be passed to or shared with any other entity.

The Administrator, on behalf of itself and the Fund, acknowledges the proprietary rights that USBFS and its suppliers have in the Data.

B.

THE ADMINISTRATOR, ON BEHALF OF ITSELF AND THE FUND, HEREBY ACCEPTS THE DATA AS IS, WHERE IS, WITH NO WARRANTIES, EXPRESS OR IMPLIED, AS TO MERCHANTABILITY OR FITNESS FOR ANY PURPOSE OR ANY OTHER MATTER.

C.

USBFS may stop supplying some or all Data to the Administrator and the Fund if USBFS’ suppliers terminate any agreement to provide Data to USBFS. Also, USBFS may stop supplying some or all Data to the Administrator and the Fund if USBFS reasonably believes that the Administrator and/or the Fund is using the Data in violation of the License, or breaching its duties of confidentiality provided for hereunder, or if any of USBFS’ suppliers demand that the Data be withheld from the Administrator and/or the Fund. USBFS will provide notice to the Administrator of any termination of provision of Data as soon as reasonably possible.

4.	Pricing of Securities

A.

For each valuation date, USBFS shall obtain prices from a pricing source recommended by USBFS and approved by the Administrator and apply those prices to the portfolio positions of the Fund. For those securities where market quotations are not readily available, the Board of Trustees or its designee shall provide, in good faith, the fair value for such securities and USBFS shall apply those fair values to the relevant portfolio positions.

If the Administrator desires to provide a price that varies from the price provided by the pricing source, the Administrator shall promptly notify and supply USBFS with the price of any such security on each valuation date. All pricing changes made by the Administrator will be in writing and must specifically identify the securities to be changed by CUSIP, name of security, new price or rate to be applied, and, if applicable, the time period for which the new price(s) is/are effective

B.

In the event that the Administrator at any time receives Data containing evaluations, rather than market quotations, for certain securities or certain other data related to such securities, the following provisions will apply: (i) evaluated securities are typically complicated financial instruments. There are many methodologies (including computer-based analytical modeling and individual security evaluations) available to generate approximations of the market value of such securities, and there is significant professional disagreement about which method is best. No evaluation method, including those used by USBFS and its suppliers, may consistently generate approximations that correspond to actual “traded” prices of the securities; (ii) methodologies used to provide the pricing portion of certain Data may rely on evaluations; however, the Administrator acknowledges that there may be errors or defects in the software, databases, or methodologies generating the evaluations that may cause resultant evaluations to be inappropriate for use in certain applications; and (iii) the Administrator assumes all responsibility for edit checking, external verification of evaluations, and ultimately the appropriateness of using Data containing evaluations, regardless of any efforts made by USBFS and its suppliers in this respect. The provisions in this Section 4 shall not have any effect upon the services USBFS is required to provide or the standard of care and liability USBFS has set forth in Section 9 of this Agreement.

C.

USBFS shall not have any obligation to verify the accuracy or appropriateness of any prices, evaluations, market quotations, or other data or pricing related inputs received from the Administrator, the Fund, any of their affiliates, or any third-party source. Notwithstanding anything else in this Agreement to the contrary, USBFS and its affiliates shall not be responsible or liable for any mistakes, errors, or mispricing, or any losses related thereto, resulting from any inaccurate, inappropriate, or fraudulent prices, evaluations, market quotations, or other data or pricing related inputs received from the Administrator, the Fund, any of their affiliates, or any third-party source.

5.	Changes in Accounting Procedures

Any resolution passed by the Board of Trustees that affects accounting practices and procedures under this Agreement shall be effective upon written receipt of notice and acceptance by USBFS.

6.	Changes in Equipment, Systems, Etc.

USBFS reserves the right to make changes from time to time, as it deems advisable, relating to its systems, programs, rules, operating schedules and equipment, so long as such changes do not adversely affect the services provided to the Fund under this Agreement or the Fund’s internal control over financial reporting.

7.	Compensation

USBFS shall be compensated for providing the services set forth in this Agreement in accordance with the fee schedule set forth on Exhibit A hereto (as amended from time to time by consent of both parties to this Agreement). The Administrator shall cause the Fund to pay all fees and reimbursable expenses within thirty (30) calendar days following receipt of the billing notice, except for any fee or expense subject to a good faith dispute. The Administrator and/or the Fund shall notify USBFS in writing within thirty (30) calendar days following receipt of each invoice if the Administrator and/or the Fund is disputing any amounts in good faith. The Administrator shall cause the Fund to settle such disputed amounts within ten (10) calendar days of the day on which the parties agree to the amount to be paid.

8.	Representations and Warranties

A.	The Administrator hereby represents and warrants to USBFS, which representations and warranties shall be deemed to be continuing throughout the term of this Agreement, that:

(1)

It is duly organized and existing under the laws of the jurisdiction of its organization, with full power to carry on its business as now conducted, to enter into this Agreement and to perform its respective obligations hereunder;

(2)

This Agreement has been duly authorized, executed and delivered by the Administrator in accordance with all requisite action and constitutes a valid and legally binding obligation of the Administrator, enforceable in accordance with its respective terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties; and

(3)

It is conducting its business in compliance in all material respects with all applicable laws and regulations, both state and federal, and has obtained all regulatory approvals necessary to carry on its business as now conducted; there is no statute, rule, regulation, order or judgment binding on it and no provision of its organizational documents or any contract binding it or affecting its property which would prohibit its execution or performance of this Agreement.

B.	USBFS hereby represents and warrants to the Administrator, which representations and warranties shall be deemed to be continuing throughout the term of this Agreement, that:

(1)

It is duly organized and existing under the laws of the jurisdiction of its organization, with full power to carry on its business as now conducted, to enter into this Agreement and to perform its obligations hereunder;

(2)

This Agreement has been duly authorized, executed and delivered by USBFS in accordance with all requisite action and constitutes a valid and legally binding obligation of USBFS, enforceable in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties;

(3)

It is conducting its business in compliance in all material respects with all applicable laws and regulations, both state and federal, and has obtained all regulatory approvals necessary to carry on its business as now conducted; there is no statute, rule, regulation, order or judgment binding on it and no provision of its organizational documents or any contract binding it or affecting its property which would prohibit its execution or performance of this Agreement;

(4)	To the best of its knowledge, no legal or administrative proceedings have been instituted or threatened which would impair USBFS’ ability to perform its duties and obligations under this Agreement;

(5)	Its entrance into this Agreement shall not cause a material breach or be in a material conflict with any other agreement or obligation of USBFS, or any law or regulation applicable to it; and

(6)	It has all the necessary facilities, equipment and personnel to perform the duties and obligations under this Agreement.

9.	Standard of Care; Indemnification; Limitation of Liability

A.

USBFS shall exercise reasonable care in the performance of its duties under this Agreement. USBFS shall not be liable for any error of judgment or mistake of law or for any loss suffered by the Administrator and/or the Fund in connection with its duties under this Agreement, including losses resulting from mechanical breakdowns or the failure of communication or power supplies beyond USBFS’ control, except a loss arising out of or relating to USBFS’ refusal or failure to comply with the terms of this Agreement or from its bad faith, gross negligence, or willful misconduct in the performance of its duties under this Agreement. Notwithstanding any other provision of this Agreement, if USBFS has exercised reasonable care in the performance of its duties under this Agreement, the Administrator shall cause the Fund to indemnify and hold harmless USBFS from and against any and all claims, demands, losses, expenses, and liabilities of any and every nature (including reasonable and documented attorneys’ fees) that USBFS may sustain or incur or that may be asserted against USBFS by any person arising out of or directly related to (X) any action taken or omitted to be taken by it in performing the services hereunder (i) in accordance with the foregoing standards, or (ii) in reliance upon any written instruction provided to USBFS by the Administrator or the Fund’s investment adviser or by any duly authorized officer of the Administrator and/or Fund, as approved by the Board of Trustees of the Fund, or (Y) the Data, or any information, service, report, analysis or publication derived therefrom, except for any and all claims, demands, losses, expenses, and liabilities arising out of or relating to USBFS’ refusal or failure to comply with the terms of this Agreement or from its bad faith, gross negligence or willful misconduct in the performance of its duties under this Agreement. This indemnity shall be a continuing obligation of the Administrator and the Fund, its successors and assigns, notwithstanding the termination of this Agreement (provided that, for the avoidance of doubt, the parties acknowledge and agree that this indemnity shall not cover events that occur subsequent to the termination of this Agreement). As used in this paragraph, the term “USBFS” shall include USBFS’ directors, officers and employees.

The Administrator, on behalf of itself and the Fund, acknowledges that the Data is intended for use as an aid in making informed judgments concerning securities. The Administrator, on behalf of itself and the Fund, accepts responsibility for, and acknowledges it exercises its own independent judgment in, its selection of the Data, its selection of the use or intended use of such, and any results obtained. Nothing contained herein shall be deemed to be a waiver of any rights existing under applicable law for the protection of investors.

USBFS shall indemnify and hold the Administrator and/or the Fund harmless from and against any and all claims, demands, losses, expenses, and liabilities of any and every nature (including reasonable attorneys’ fees) that the Administrator and/or the Fund may sustain or incur or that may be asserted against the Administrator and/or the Fund by any person arising out of or related to any action taken or omitted to be taken by USBFS as a result of USBFS’ refusal or failure to comply with the terms of this Agreement, or from its bad faith, gross negligence, or willful misconduct in the performance of its duties under this Agreement. This indemnity shall be a continuing obligation of USBFS, its successors and assigns, notwithstanding the termination of this Agreement. As used in this paragraph, the terms “Administrator” and “Fund” shall include each entity’s directors, affiliates, officers and employees.

In the event of a mechanical breakdown or failure of communication or power supplies beyond its control, USBFS shall take all reasonable steps to minimize service interruptions for any period that such interruption continues. USBFS shall as promptly as possible under the circumstances notify the Administrator in the event of any service interruption that materially impacts USBFS’ services under this Agreement. USBFS will make every reasonable effort to restore any lost or damaged data and correct any errors resulting from such a breakdown at the expense of USBFS as soon as practicable. USBFS agrees that it shall, at all times, have reasonable business continuity and disaster recovery contingency plans with appropriate parties, making reasonable provision for emergency use of electrical data processing equipment to the extent appropriate equipment is available. Representatives of the Administrator and/or the Fund shall be entitled to inspect USBFS’ premises and operating capabilities, and books and records maintained on behalf of the Fund at any time during regular business hours of USBFS, upon reasonable notice to USBFS. Moreover, USBFS shall obtain and provide the Administrator and/or the Fund, at such times as they may reasonably require, copies of reports rendered by independent accountants on the internal controls and procedures of USBFS relating to the services provided by USBFS under this Agreement.

Notwithstanding the above, USBFS reserves the right to reprocess and correct administrative errors at its own expense (and shall do so in any case promptly upon request of the Administrator or Fund). USBFS shall promptly notify the Administrator upon discovery of any material administrative error (or group, pattern or practice of errors that, when taken together could constitute a material administrative error), and shall consult with the Administrator about the actions it intends to take to correct the error prior to taking such actions. A “material administrative error” means any error which the Administrator or the Fund’s management, including its Chief Compliance Officer, would reasonably need to know to oversee Fund compliance.

In no case shall either party be liable to the other or the Fund for (i) any special, indirect or consequential damages, loss of profits or goodwill (even if advised of the possibility of such) under this Agreement; or (ii) any delay by reason of circumstances not reasonably foreseeable and beyond its reasonable control, including acts of civil or military authority, national emergencies, labor difficulties, fire, mechanical breakdown, flood or catastrophe, acts of God, insurrection, war, riots, or failure beyond its control of transportation or power supply.

B.

In order that the indemnification provisions contained in this section shall apply, it is understood that if in any case the indemnitor may be asked to indemnify or hold the indemnitee harmless, the indemnitor shall be fully and promptly advised of all pertinent facts concerning the situation in question, and it is further understood that the indemnitee will use all reasonable care to notify the indemnitor promptly concerning any situation that presents or appears reasonably likely to present the probability of a claim for indemnification. The indemnitor shall have the option to defend the indemnitee against any claim that may be the subject of this indemnification. In the event that the indemnitor so elects, it will so notify the indemnitee and thereupon the indemnitor shall take over complete defense of the claim, and the indemnitee shall in such situation initiate no further legal or other expenses for which it shall seek indemnification under this section. The indemnitee shall in no case confess any claim or make any compromise in any case in which the indemnitor will be asked to indemnify the indemnitee except with the indemnitor’s prior written consent.

C.	The indemnity and defense provisions set forth in this Section 9 shall indefinitely survive the termination and/or assignment of this Agreement.

D.

If USBFS is acting in another capacity for the Administrator and/or the Fund pursuant to a separate agreement, nothing herein shall be deemed to relieve USBFS of any of its obligations in such other capacity.

10.	Proprietary and Confidential Information

USBFS agrees on behalf of itself and its directors, officers, and employees to treat confidentially and as proprietary information of the Administrator and the Fund all records and other information relative to the Administrator and the Fund and prior, present, or potential shareholders of the Fund (and clients of said shareholders) including all shareholder trading information, and not to use such records and information for any purpose other than the performance of its responsibilities and duties hereunder, except after prior notification to and approval in writing by the Administrator or the Fund, which approval shall not be unreasonably withheld and may not be withheld where USBFS may be exposed to civil or criminal contempt proceedings for failure to comply, when requested to divulge such information by duly constituted authorities provided to the extent permitted by law, USBFS shall provide the Administrator notice prior to such disclosures, or when so requested by the Administrator or the Fund. USBFS acknowledges that it may come into possession of material nonpublic information with respect to the Administrator or the Fund and confirms that it has in place effective procedures to prevent the use of such information in violation of applicable insider trading laws.

Further, USBFS will adhere to the privacy policies adopted by the Fund pursuant to Title V of the Gramm-Leach-Bliley Act, as may be modified from time to time (the “Act”). In this regard, USBFS shall have in place and maintain physical, electronic and procedural safeguards reasonably designed to protect the security, confidentiality and integrity of, and to prevent unauthorized access to or use of, records and information relating to the Fund and its shareholders. In addition, USBFS has implemented and will maintain an effective information security program reasonably designed to protect information relating to shareholders (such information, “Personal Information”), which program includes sufficient administrative, technical and physical safeguards and written policies and procedures reasonably designed to (a) insure the security and confidentiality of such Personal Information; (b) protect against any anticipated threats or hazards to the security or integrity of such Personal Information, including identity theft; and (c) protect against unauthorized access to or use of such Personal Information that could result in substantial harm or inconvenience to the Fund or any shareholder (the “Information Security Program”). The Information Security Program complies and shall comply with reasonable information security practices within the industry. Upon written request from the Administrator, USBFS shall provide a written description of its Information Security Program. USBFS shall promptly notify the Administrator in writing of any breach of security, misuse or misappropriation of, or unauthorized access to, (in each case, whether actual or alleged) any information of the Fund (any or all of the foregoing referred to individually and collectively for purposes of this provision as a “Security Breach”). USBFS shall promptly investigate and remedy, and bear the cost of the measures (including notification to any affected parties), if any, to address any Security Breach. USBFS shall bear the cost of the Security Breach only if USBFS is determined to be responsible for such

Security Breach. In addition to, and without limiting the foregoing, USBFS shall promptly cooperate with the Administrator, the Fund, their affiliates, or any of their or their affiliates’ regulators at USBFS’ expense (only if USBFS is determined to be responsible for such Security Breach) to prevent, investigate, cease or mitigate any Security Breach, including but not limited to investigating, bringing claims or actions and giving information and testimony. Notwithstanding any other provision in this Agreement, the obligations set forth in this paragraph shall survive termination of this Agreement.

USBFS will provide the Administrator with certain copies of third-party audit reports (e.g., SSAE 16 or SOC 1) through access to USBFS’ CCO Portal (limited to two persons) to the extent such reports are available and related to services performed or made available by USBFS under this Agreement. The Administrator acknowledges and agrees that such reports are confidential and that it will not disclose such reports except to its employees and service providers who have a need to know and are subject to a duty of confidentiality.

Notwithstanding the foregoing, USBFS will not share any nonpublic personal information concerning any of the Fund’s shareholders to any third party unless specifically directed by the Administrator or the Fund or allowed under one of the exceptions noted under the Act.

11.	Term of Agreement; Amendment

This Agreement shall become effective as of the date first written above and will continue in effect for an initial period of one (1) year. Following the initial term, this Agreement shall automatically renew for successive one (1) year terms unless either party provides written notice at least ninety (90) days prior to the end of the then current term that it will not be renewing the Agreement, or such shorter period as is mutually agreed upon by the parties. Notwithstanding the foregoing, this Agreement may be terminated by any party upon the breach of the other party of any material term of this Agreement if such breach is not cured within fifteen (15) days of notice of such breach to the breaching party. This Agreement may not be amended or modified in any manner except by written agreement executed by the parties.

12.	Records

USBFS shall keep records relating to the services to be performed hereunder in the form and manner, and for such period, as it may deem advisable and is agreeable to the Administrator and/or the Fund, but not inconsistent with the rules and regulations of appropriate government authorities, in particular, Section 31 of the 1940 Act and the rules thereunder. USBFS agrees that all such records prepared or maintained by USBFS relating to the services to be performed by USBFS hereunder are the property of the Administrator and/or the Fund, as applicable, and will be preserved, maintained, and made available in accordance with such applicable sections and rules of the 1940 Act and will be promptly surrendered to the Administrator and/or the Fund on and in accordance with its request. USBFS agrees to provide any records necessary to the Fund to comply with the Fund’s disclosure controls and procedures and internal control over financial reporting adopted in accordance with the Sarbanes-Oxley Act of 2002 (the “SOX Act). Without limiting the generality of the foregoing, USBFS shall cooperate with the Administrator and/or the Fund and assist the Fund as necessary by providing information to enable the appropriate officers of the Fund to (i) execute any required certifications and (ii) provide a report of management on the Fund’s internal control over financial reporting (as defined in Sections 13a-15(f) or 15a-15(f) of the 1934 Act).

13.	Governing Law

This Agreement shall be construed in accordance with the laws of the State of New York, without regard to conflicts of law principles. To the extent that the applicable laws of the State of New York, or any of the provisions herein, conflict with the applicable provisions of the 1940 Act, the latter shall control, and nothing herein shall be construed in a manner inconsistent with the 1940 Act or any rule or order of the SEC thereunder.

14.	Duties in the Event of Termination

In the event that, in connection with termination, a successor to any of USBFS’ duties or responsibilities hereunder is designated by the Administrator and/or the Fund by written notice to USBFS, USBFS will promptly, upon such termination , and at the expense of the Administrator and/or the Fund (except in the case of a termination resulting from a material breach of this Agreement by USBFS, in which case all expenses shall be borne by USBFS), transfer to such successor all relevant books, records, correspondence and other data established or maintained by USBFS under this Agreement in a form reasonably acceptable to the Administrator and/or the Fund (if such form differs from the form in which USBFS has maintained the same, the Administrator and/or the Fund shall pay any reasonable and documented expenses associated with transferring the data to such form), and will cooperate in the transfer of such duties and responsibilities, including provision for assistance from USBFS’ personnel in the establishment of books, records and other data by such successor. If no such successor is designated, then such books, records and other data shall be returned to the Administrator and/or the Fund.

15.	No Agency Relationship

USBFS shall for all purposes herein be deemed to be an independent contractor and shall, unless otherwise expressly provided or authorized herein, have no authority to act for or represent the Administrator or the Fund in any way or otherwise be deemed an agent of the Administrator or the Fund, or to conduct business in the name, or for the account, of the Administrator or the Fund.

16.	Data Necessary to Perform Services

The Administrator and/or the Fund or their agents shall furnish to USBFS the data necessary to perform the services described herein at such times and in such form as mutually agreed upon. If USBFS is also acting in another capacity for the Administrator and/or the Fund, nothing herein shall be deemed to relieve USBFS of any of its obligations in such capacity.

17.	Notification of Error

The Administrator and/or the Fund will notify USBFS of any discrepancy between USBFS and the Administrator and/or the Fund, including, but not limited to, failing to account for a security position in the Fund’s portfolio, by the later of: within five (5) business days after receipt of any reports rendered by USBFS to the Administrator and/or the Fund; within five (5) business days after discovery of any error or omission not covered in the balancing or control procedure, or within five (5) business days of receiving notice from any shareholder.

18.	Compliance with Laws

The Fund has and retains primary responsibility for all compliance matters relating to the Fund, including but not limited to compliance with the 1940 Act, the Internal Revenue Code of 1986, as amended, the SOX Act, the USA PATRIOT Act of 2001 and the policies and limitations of the Fund relating to its respective portfolio investments as set forth in the Prospectus. USBFS’ services hereunder shall not relieve the Fund of its responsibilities for assuring such compliance or the Board of Trustees’ oversight responsibility with respect thereto.

The foregoing shall not affect USBFS’ responsibilities for compliance with applicable laws as it relates to itself.

19.	Assignment

This Agreement may not be assigned by either party without the prior written consent of the other party.

20.	Notices

Any notice required or permitted to be given by either party to the other shall be in writing and shall be deemed to have been given on the date delivered personally or by courier service, upon delivery after sent by registered or certified mail, postage prepaid, return receipt requested, or on the date sent and confirmed received by facsimile transmission to the other party’s address set forth below:

Notice to USBFS shall be sent to:

U.S. Bancorp Fund Services, LLC

777 East Wisconsin Avenue

Milwaukee, WI 53202

Attn: GFS Contracts

Email: GFSContracts@usbank.com

and notice to the Administrator shall be sent to:

Bain Capital Private Credit

c/o BCPC Advisors, LP

Attn: Jessica Yeager

200 Clarendon Street

37th Floor

Boston, MA 02116

21.	Entire Agreement

This Agreement, together with any exhibits, attachments, appendices or schedules expressly referenced herein, constitutes the entire agreement of the parties with respect to the subject matter hereof and supersedes all prior agreements, arrangements and understandings, whether written or oral.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by a duly authorized officer on one or more counterparts as of the date last written below.

BCPC ADVISORS, LP		U.S. BANCORP FUND SERVICES, LLC

By:	/s/ Jessica Yeager	By:	/s/ Denis McCarthy
Name: Jessica Yeager		Name: Denis McCarthy
Title: General Counsel – Private Credit		Title: Senior Vice President

Date: May 13, 2025		Date: May 23, 2025

Exhibit A

Fund Sub-Administration & Fund Accounting Services Fee Schedule1

Annual Fee Based Upon Average Net Assets per Fund*

7 basis points on the first $500 million

4 basis points on the next $250 million

3 basis points on the next $250 million

2 basis points on the balance above $1 billion

Minimum Annual Fee: $225,000 per fund

Additional fee of $15,000 for each additional class, Controlled Foreign Corporation (CFC), and/or sub-advisor. 2 basis points for any related JV requiring full financials, minimum of $50,000

Annual 10-K & 10-Q Document Management Fee

Included in the basis point service fee schedule above, we will provide final drafts of required financial statements, schedule of investments and tabular data included in footnotes.

Form 10-Q and Form 10-K filings with financial data and includes:

1)	Shell of 10-Q/10-K provided prior to quarter/year end (Includes prior period comparative data).

2)	Post-valuation financial statements / document (requires valuation sign-off).

3)	Final financial statements / document

Additional report drafts beyond these three will be an additional $5,000.

All schedules subject to change depending upon the use of unique security type requiring special pricing or accounting arrangements.

Chief Compliance Officer Support Fee

•	$9,500 per year (waived)

Data Services

•	$0.08 – Listed Equity Instruments and rates which may include but are not limited to: Domestic Equities, Options, ADRs, Foreign Equities, Futures, Forwards, Currency Rates, Total Return Swaps

•	$0.50 – Lower Tier Cost Fixed Income Instruments which may include but are not limited to: Domestic Corporate and Governments Agency Bonds, Mortgage Backed Securities, and Municipal Bonds

•	$0.80 – Higher Tier Cost Fixed Income Instruments which may include but are not limited to: CMO and Asset Backed Securities, Money Market Instruments, Foreign Bonds, Asset Backed, and High Yield Bonds

•	$1.00 – Bank Loans

•	Derivative Instruments are generally charged at the following rates:

•	$0.90 – Interest Rate Swaps, Foreign Currency Swaps

•	$1.50 – Swaptions

•	$3.00 – Credit Default Swaps

•	$1.50- Intraday money market funds pricing, up to 3 times per day

•	$500 per Month Manual Security Pricing (>25per day)

Note: Prices above are based on using U.S. Bank primary pricing service which may vary by security type and are subject to change. Prices do not include set-up fees which may be charged on certain derivative instruments such as swaps. Use of alternative and/or additional sources may result in additional fees. Pricing vendors may designate certain securities as hard to value or as a non-standard security types, such as CLOs CDOs, and complex derivative instruments which may result in additional fees.

[1]	Subject to Bain’s continued review.

Corporate Action and Factor Services (security paydown)

•	$2.00 per Foreign Equity Security per Month

•	$1.00 per Domestic Equity Security per Month

•	$2.00 per CMOs, Asset Backed, Mortgage Backed Security per Month

Third Party Administrative Data Charges (descriptive data for each security)

$1 per security per month for fund administrative data (based upon U.S. Bancorp standard data services and are subject to change)

Rule 2a-5 Reporting (valuation reporting and support):

•	$2,000 per fund

Customized delivery of data:

•	TBD

RIC Core Tax Services

M-1 book-to-tax adjustments at fiscal and excise year-end, prepare tax footnotes in conjunction with fiscal year-end audit, Prepare Form 1120-RIC federal income tax return and relevant schedules, Prepare Form 8613 and relevant schedules, Prepare Form 1099-MISC Forms, Prepare Annual TDF FBAR (Foreign Bank Account Reporting) filing, Prepare state returns (Limited to two) and Capital Gain Dividend Estimates (Limited to two).

Optional Tax Services RIC

•	Prepare book-to-tax adjustments & Form 5471 for Controlled Foreign Corporations (CFCs) – $5,000 per year

•	Additional Capital Gain Dividend Estimates – (First two included in core services) – $1,000 per additional estimate

•	State tax returns - (First two included in core services) – $1,500 per additional return

Partnership Core Tax Services

•	Fund book to tax analysis (Excluding specific MLP Investment Structures)

•	LP and GP tax allocation calculations as a component of Schedule K-1 disclosures

•	Fund Treasury filings including FINCEN Form 114 (F/K/A TDF 90-22.1 Foreign Account Returns) upon request

•	File Form 1099 Miscellaneous upon request

•	Semi Annual and Annual Provision if applicable

•	Form 8937 if applicable

Partnership Optional Tax Services – (in addition to Standard Services)

Federal Tax Returns

•	Prepare partnership federal income tax returns for master or standalone investment fund (up to 100 investors):

•	$5,000 Prepare partnership federal income tax returns for feeder entity (up to 100 K-1s) – $2,000

•	Prepare Federal and State extensions (If Applicable); Included in the return fees

•	Prepare corporate federal tax returns and analysis for US blocker entities – $2,500 per blocker

•	Prepare corporate federal tax returns and analysis for foreign blocker entities – $2,000 per blocker

•	Prepare tax analysis for Special Purpose Vehicles (SPV’s) – $2,000 per SPV

•	PFIC Statements: Additional $5,000 Per PFIC request

•	Coordinate filings and help facilitate payments to federal and local governments (If Applicable); Included in the return fees

•	Prepare K-1 estimates – $3,000 Per Estimate request

State Tax Returns

•	Prepare state income tax returns for funds and blocker entities – $1,500 per state return

•	Sign state income tax returns – $2,000 per state return

•	Assist in filing state income tax returns – Included with preparation of returns

•	State tax notice consultative support and resolution – $1,000 per fund

•	Prepare New York Form IT- 204-LL – $250

Additional fee for Returns with over 100 investors to be added based on complexity.

Note Increase analysis due to side pocket allocation analysis may result in additional fees.

Note US Corporation preparation fees do not include 1099-DIV reporting

Tax Reporting – C-Corporations

Federal Tax Returns

•	Prepare corporate Book to tax calculation, average cost analysis and cost basis role forwards, and federal income tax returns for investment fund (Federal returns & 1099 Breakout Analysis) – $25,000

•	Prepare Federal and State extensions (If Applicable) – Included in the return fees

•	Prepare provision estimates – $2,000 Per estimate

State Tax Returns

•	Prepare state income tax returns for funds and blocker entities – $1,500 per state return

•	Sign state income tax returns – $2,000 per state return

•	Assist in filing state income tax returns – Included with preparation of returns

•	State tax notice consultative support and resolution – $1,000 per fund

Miscellaneous Expenses

All other miscellaneous fees and expenses, including but not limited to the following, will be separately billed as incurred:

Fair Value Services, SWIFT processing, customized reporting, third-party data provider costs,(including Bloomberg, S&P, Moody’s, Morningstar, GICS, MSCI, Lipper, etc.), postage, stationery, programming, special reports, proxies, insurance, EDGAR/XBRL filing, tax e-filing, PFIC monitoring, wash sale reporting (Gainskeeper), retention of records, federal and state regulatory filing fees, expenses from Board of directors meetings, third party auditing and legal expenses, and conversion expenses (if necessary).

Additional services not included above shall be mutually agreed upon at the time of the service being added. In addition to the fees described above, additional fees may be charged to the extent that changes to applicable laws, rules or regulations require additional work or expenses related to services provided (e.g., compliance with new liquidity risk management and reporting requirements).

*

Subject to annual CPI increase – All Urban Consumers – U.S. City Average” index, provided that the CPI adjustment will not decrease the base fees (even if the cumulative CPI rate at any point in time is negative).

Fees are calculated pro rata and billed monthly.